Exhibit 10.26

EMPLOYMENT AGREEMENT

THIS AGREEMENT, made effective as of the 10th day of December, 2004, is between CARRIAGE SERVICES, INC., a Delaware corporation (the “Company”), and CHARLES D. SIDUN, a resident of Monmouth County, New Jersey (the “Employee”).

1.                                       Employment Term.  The Company hereby continues the employment of the Employee for a term, subject to earlier termination as provided in Section 7 hereof, continuing until December 31, 2009 (such term being herein referred to as the “term of this Agreement”).  The Employee agrees to accept such continued employment and to perform the services specified herein, all upon the terms and conditions hereinafter stated.

2.                                       Duties.  The Employee shall serve the Company and shall report to, and be subject to the general direction and control of the Chief Executive Officer of the Company.  The Employee shall perform the management and administrative duties of Senior Vice President of Funeral Operations of the Company.  The Employee shall also serve as Senior Vice President of Funeral Operations of any subsidiary of the Company as requested by the Company, and the Employee shall perform such other duties as are from time to time assigned to him by the Chief Executive Officer as are not inconsistent with the provisions hereof.

3.                                       Extent of Service.  The Employee shall devote his full business time and attention to the business of the Company, and, except as may be specifically permitted by the Company, shall not be engaged in any other business activity during the term of this Agreement.  The foregoing shall not be construed as preventing the Employee from making passive investments in other businesses or enterprises, provided, however, that such investments will not require services on the part of the Employee which would in any way impair the performance of his duties under this Agreement.

4.                                       Compensation.  During the term of this Agreement, the Company shall pay the Employee a salary of $8,653.85 per full bi-weekly payroll period of service completed, appropriately prorated for partial periods at the commencement and end of the term of this Agreement.  The Employee’s base salary will be subject to annual review, but any increase in salary will be subject to recommendation of the Chief Executive Officer and approval of the Company’s Compensation Committee, in each case in their sole discretion.  The salary set forth herein shall be payable in bi-weekly installments in accordance with the payroll policies of the Company in effect from time to time during the term of this Agreement.  The Company shall have the right to deduct from any payment of all compensation to the Employee hereunder (x) any federal, state or local taxes required by law to be withheld with respect to such payments, and (y) any other amounts specifically authorized to be withheld or deducted by the Employee.

5.                                       Benefits.  In addition to the base salary under Section 4, the Employee shall be entitled to participate in the following benefits during the term of this Agreement:

(i)                                     Consideration for an annual performance-based bonus of up to 40% of annual base salary (subject to achievement of performance measures to be set upon recommendation of the Chief Executive Officer and approval of the Company’s Compensation Committee), the determination of achievement of such measures and the amount of such bonus to remain within the sole discretion of the Company, upon recommendation of the Chief Executive Officer and approval by the Compensation Committee.

(ii)                                  Eligibility for consideration of stock options, stock grants or other incentive compensation under the terms of one or more of the Company’s incentive plans within the sole discretion of the Company, as may be recommended by the Chief Executive Officer and approved by the Compensation Committee of the Company’s Board of Directors.  There will be an initial grant of options for 30,000 shares of the Company’s Common Stock in connection with the Company’s 2005 grant program, subject to standard four-year vesting requirements.

(iii)                               Vacation accruing at the rate of 2.5 days per month of service completed.

(iv)                              Use of a Company vehicle and temporary housing near the Company’s headquarters office in Houston, Texas, subject to Company policy respecting such matters.

(v)                                 Participation in the Company’s group health and hospitalization program, and inclusion in such other employee benefits, as are available generally to executive-level employees of the Company.

6.                                       Certain Additional Matters.  The Employee agrees that at all times during the term of this Agreement and for the two-year period specified in Section 8:

(a)                                  The Employee will not knowingly or intentionally do or say any act or thing which will or may impair, damage or destroy the goodwill and esteem for the Company of its suppliers, employees, patrons, customers and others who may at any time have or have had business relations with the Company.

(b)                                 The Employee will not reveal to any third person any difference of opinion, if there be such at any time, between him and the management of the Company as to its personnel, policies or practices, except as may be required under applicable law provided that the Employee first notifies the Company’s Chief Executive Officer of any statements he intends to make which may be covered by this paragraph (b), except under privilege to his legal counsel.

(c)                                  The Employee will not knowingly or intentionally do any act or thing detrimental to the Company or its business.

7.                                       Termination.

(a)                                  Death.  If the Employee dies during the term of this Agreement and while in the employ of the Company, this Agreement shall automatically terminate and the Company shall have no further obligation to the Employee or his estate except that the Company shall pay the Employee’s estate that portion of the Employee’s base salary under Section 4 accrued through the date on which the Employee’s death occurred.  Such payment of base salary to the Employee’s estate shall be made in the same manner and at the same times as they would have been paid to the Employee had he not died.

(b)                                 Disability.  If during the term of this Agreement, the Employee shall be prevented from performing his duties hereunder by reason of disability, and such disability shall continue for a period of six months, then the Company may terminate this Agreement at any time after the expiration of such six-month period.  For purposes of this Agreement, the Employee shall be deemed to have become disabled when the Company, upon the advice of a qualified physician, shall have determined that the Employee has become physically or mentally incapable (excluding infrequent and temporary absences due to ordinary illness) of performing his duties under this Agreement.  In the event of a termination pursuant to this paragraph (b), the Company shall be relieved of all its obligations under this Agreement, except that the Company shall pay to the Employee (or his estate in the event of his subsequent death) the Employee’s base salary under Section 4 through the date on which such termination shall have occurred, reduced during such period by the amount of any benefits received under any disability policy maintained by the Company.  All such payments to the Employee or his estate shall be made in the same manner and at the same times as they would have been paid to the Employee had he not become disabled.

(c)                                  Discharge for Cause.  Prior to the end of the term of this Agreement, the Company may discharge the Employee for Cause and terminate this Agreement.  In such case this Agreement shall automatically terminate and the Company shall have no further obligation to the Employee or his estate other than to pay to the Employee (or his estate in the event of his subsequent death) that portion of the Employee’s salary accrued through the date of termination.  For purposes of this Agreement, the Company shall have “Cause” to discharge the Employee or terminate the Employee’s employment hereunder upon (i) the Employee’s commission of any felony or any other crime involving moral turpitude, (ii) the Employee’s willful failure or refusal to perform all of his duties, obligations and agreements herein contained or imposed by law, including his fiduciary duties, to the reasonable satisfaction of the Company, (iii) the Employee’s commission of acts amounting to gross negligence or willful misconduct to the material detriment of the Company, or (iv) the Employee’s breach of any provision of this Agreement or uniformly applied provisions of the Company’s employee handbook.

(d)                                 Discharge Without Cause.  Prior to the end of the term of this Agreement, the Company may discharge the Employee without Cause (as defined in paragraph (c) above) and terminate this Agreement.  The Employee will also have the right to resign his employment by written notice to the Company, with such resignation treated as a discharge without Cause under this paragraph (d), if the Company significantly reduces the Employee’s position and responsibilities without his consent to those not normally associated with the position and duties described in Section 2.  In such case this Agreement shall automatically terminate and the Company shall have no further obligation to the Employee or his estate, except that the Company shall continue to pay to the Employee (or his estate in the event of his subsequent death) the Employee’s base salary under Section 4, and shall continue to include the Employee in any group health and hospitalization insurance program, for a period of 12 months following the date of discharge (or the date of reduction in responsibilities, if applicable), or until expiration of the term of this Agreement (whichever is shorter).  All such payments to the Employee or his estate shall be made in the same manner and at the same times as they would have been paid to the Employee had he not been discharged (or resigned, if applicable).

8.                                       Restrictive Covenants.  The Employee acknowledges that in the course of his employment with the Company as a member of the Company’s senior executive and management team, he has had and will continue to have access to confidential and proprietary business information of the Company and its affiliates, and will develop through such employment business systems, methods of doing business, and contacts within the death care industry, all of which will help to identify him with the business and goodwill of the Company.  Consequently, it is important that the Company protect its interests in regard to such matters from unfair competition.  The parties therefore agree that for so long as the Employee shall remain employed by the Company and, if the employment of the Employee ceases for any reason (including voluntary resignation), then for a period of eighteen (18) months thereafter, the Employee shall not, directly or indirectly, without the prior written consent of the Company in each instance:

(i)                                     alone or for his own account, or as a officer, director, shareholder,  partner, member, trustee, employee, consultant, advisor, agent or any other capacity of any corporation, partnership, joint venture, trust, or other business organization or entity, encourage, support, finance, be engaged in, interested in, or concerned with (x) any of the companies and entities described on Schedule I hereto, except to the extent that any activities in connection therewith are confined exclusively outside the Continental United States, or (y) any other business within the death care industry having an office or being conducted within a radius of fifty (50) miles of any funeral home, cemetery or other death care business owned or operated by the Company or any of its subsidiaries at the time of such termination;

(ii)                                  induce or assist anyone in inducing in any way any employee of the Company or any of its subsidiaries to resign or sever his or her employment or to breach an employment contract with the Company or any such subsidiary; or

(iii)                               own, manage, advise, encourage, support, finance, operate, join, control, or participate in the ownership, management, operation, or control of or be connected in any manner with any business which is or may be in the funeral, mortuary, crematory, cemetery or burial insurance business or in any business related thereto (x) as part of any of the companies or entities listed on Schedule I, or (y) otherwise within a radius of fifty (50) miles of any funeral home, cemetery or other death care business owned or operated by the Company or any of its subsidiaries at the time of such termination.

Notwithstanding the foregoing, the above covenants shall not prohibit the passive ownership of not more than one percent (1%) of the outstanding voting securities of any entity within the death care industry. The foregoing covenants shall not be held invalid or unenforceable because of the scope of the territory or actions subject hereto or restricted hereby, or the period of time within which such covenants respectively are operative, but the maximum territory, the action subject to such covenants and the period of time they are enforceable are subject to any determination by a final judgment of any court which has jurisdiction over the parties and subject matter.

9.                                       Confidential Information.  The Employee acknowledges that in the course of his employment by the Company he has received and will continue to receive certain trade secrets, management methods, financial and accounting data (including but not limited to reports, studies, analyses, spreadsheets and other materials and information), operating techniques, prospective acquisitions and dispositions, employee lists, training manuals and procedures, personnel evaluation procedures, and other confidential information and knowledge concerning the business of the Company and its affiliates (hereinafter collectively referred to as “Information”) which the Company desires to protect.  The Employee understands that the Information is confidential and he agrees not to reveal the Information to anyone outside the Company so long as the confidential or secret nature of the Information shall continue.  The Employee further agrees that he will at no time use the Information in competing with the Company.  Upon termination of this Agreement, the Employee shall surrender to the Company all papers, documents, writings and other property produced by his or coming into his possession by or through his employment or relating to the Information and the Employee agrees that all such materials will at all times remain the property of the Company.

10.                                 Remedies.  The parties recognize that the services to be rendered under this Agreement by the Employee are special, unique, and of extraordinary character, and that in the event of the breach by the Employee of the covenants contained in Section 8 or Section 9 hereof, the Company may suffer irreparable harm as a result.  The parties therefore agree that, in the event of any breach or threatened breach of any of such covenants, the Company shall be entitled to specific performance or injunctive relief, or both, and may, in addition to and not in lieu of any claim or proceeding for damages, institute and prosecute proceedings in any court of competent jurisdiction to enforce through injunctive relief such covenants.  In addition, the Company may, if it so elects, suspend (if applicable) any payments due under this Agreement pending any such breach and offset against any future payments the amount of the Company’s damages arising from any such breach.  The Employee agrees to waive and hereby waives any requirement for the Company to secure any bond in connection with the obtaining of such injunction or other equitable relief.

11.                                 Notices.  All notices, requests, consents and other communications under this Agreement shall be in writing and shall be deemed to have been delivered on the date personally delivered or three business days after the date mailed, postage prepaid, by certified mail, return receipt requested, or when sent by telex or telecopy and receipt is confirmed, if addressed to the respective parties as follows:

If to the Employee:	Mr. Charles D. Sidun
25 Alwin Terrace
Little Silver, New Jersey 07739

If to the Company:	Carriage Services, Inc.
1900 St. James Place, 4th Floor
Houston, Texas 77056
Attn: Chief Executive Officer

Either party hereto may designate a different address by providing written notice of such new address to the other party hereto.

12.                               Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such provision or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

13.                                Assignment.  This Agreement may not be assigned by the Employee.  Neither the Employee nor his estate shall have any right to commute, encumber or dispose of any right to receive payments hereunder, it being agreed that such payments and the right thereto are nonassignable and nontransferable.

14.                               Binding Effect.  Subject to the provisions of Section 13 of this Agreement, this Agreement shall be binding upon and inure to the benefit of the parties hereto, the Employee’s heirs and personal representatives, and the successors and assigns of the Company.

15.                               Captions.  The section and paragraph headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

16.                               Complete Agreement.  This Agreement represents the entire agreement between the parties concerning the subject hereof and supersedes all prior agreements and arrangements between the parties concerning the subject thereof.

17.                               Governing Law; Venue.  A substantial portion of the Employee’s duties under this Agreement shall be performed at the Company’s corporate headquarters in Houston, Texas, and this Agreement has been substantially negotiated and is being executed and delivered in the State of Texas.  This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Texas.  Any suit, claim or proceeding arising under or in connection with this Agreement or the employment relationship evidenced hereby must be brought, if at all, in a state district court in Harris County, Texas or federal district court in the Southern District of Texas, Houston Division.  Each party submits to the jurisdiction of such courts and agrees not to raise any objection to such jurisdiction.

18.                               Counterparts.  This Agreement may be executed in multiple original counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

CARRIAGE SERVICES, INC.

By:	/s/ Melvin C. Payne
MELVIN C. PAYNE, Chief Executive Officer

/s/ Charles D. Sidun
CHARLES D. SIDUN

SCHEDULE I

TO

EMPLOYMENT AGREEMENT

(CHARLES D. SIDUN)

1.                                       The following entities, together with all Affiliates thereof:

Service Corporation International

Alderwoods Group, Inc.

Stewart Enterprises, Inc.

Keystone Group Holdings, Inc.

Meridian Mortuary Group, Inc.

Cornerstone Family Services, Inc.

Hamilton Group, Inc.

Century Group

Saber Group

Thomas Pierce & Co.

For purposes of the foregoing, an “Affiliate” of an entity is a person that directly or indirectly controls, is under the control of or is under common control with such entity.

2.                                       Any new entity which may hereafter be established which acquires any combination of ten or more funeral homes and/or cemeteries from any of the entities described in 1 above.

3.                                       Any funeral home, cemetery or other death care enterprise which is managed by any entity described in 1 or 2 above.